Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Laura Lee Luna	408-523-2161

INTUITIVE SURGICAL ANNOUNCES SECOND QUARTER EARNINGS

SUNNYVALE, CALIF. July 22, 2009 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported second quarter of 2009 revenue of $260.6 million, compared with $219.2 million for the second quarter of 2008. Second quarter of 2009 revenue included $13.8 million of revenue that was originally deferred in the first quarter of 2009 in association with discounted offers made to certain customers to upgrade da Vinci S Surgical Systems to our recently introduced da Vinci Si Surgical Systems. The Company had deferred a total of $20.1 million of revenue in the first quarter of 2009 and expects to recognize the remaining $6.3 million in the second half of 2009.

Second quarter of 2009 instruments and accessories revenue increased to $95.8 million from $73.6 million in the second quarter of 2008. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 52%, partially offset by lower instruments and accessories revenue per procedure. Second quarter of 2009 instruments and accessories revenue included recognition of $1.4 million of revenue that was originally deferred in the first quarter of 2009.

Second quarter of 2009 systems revenue was $123.5 million, compared to $116.1 million during the second quarter of 2008. Second quarter of 2009 systems revenue included recognition of $12.4 million of revenue that was originally deferred in the first quarter of 2009. 76 da Vinci Surgical Systems were sold during the second quarter of 2009, compared to 85 sold during the second quarter of 2008. 47 of the 76 systems sold during the quarter were the new da Vinci Si model.

Second quarter of 2009 service revenue increased to $41.3 million from $29.4 million during the second quarter of 2008, reflecting growth in the installed base of da Vinci Surgical Systems. The Company ended the second quarter of 2009 with 1,242 da Vinci Surgical Systems installed throughout the world.

Second quarter of 2009 operating income increased to $99.5 million from $78.2 million during the second quarter of 2008, reflecting growth in revenue but also included the impact of recognizing $13.8 million of revenue that was originally deferred in the first quarter of 2009. Since there was no cost deferred in association with the deferred revenue, the $13.8 million of revenue recognized had an equal impact on total revenue, operating income and pretax income. Operating results for the second quarter of 2009 also included $24.6 million of non-cash stock-based compensation expense in accordance with the Financial Accounting Standards Board SFAS 123R, compared with $19.7 million for the second quarter of 2008.

Second quarter of 2009 net income was $62.4 million, or $1.62 per diluted share, compared with $51.2 million, or $1.28 per diluted share for the second quarter of 2008. The $13.8 million of revenue recognized in the second quarter of 2009, related to revenue deferred in the first quarter, increased second quarter 2009 net income by approximately $8.3 million, or $0.22 per diluted share.

Intuitive ended the second quarter of 2009 with cash, cash equivalents and investments of $902 million, up $80 million from the previous quarter.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are pleased by our continued strong procedure growth and the positive market response to our new da Vinci Si system.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 888-324-9653 for participants located in the U.S. and 312-470-0030 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, da Vinci®, da Vinci S®, da Vinci® Si™ , InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tightening credit market and related impact on health care spending; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended
	June 30, 2009	March 31, 2009	June 30, 2008
Revenue:
Instruments & Accessories	$95,827	$79,528	$73,632
Systems	123,519	69,522	116,148
Services	41,278	39,322	29,409

Total revenue (1)	260,624	188,372	219,189

Cost of revenue:
Products	55,542	45,266	50,036
Services	14,897	14,402	13,097

Total cost of revenue (2)	70,439	59,668	63,133

Gross profit	190,185	128,704	156,056

Operating expenses:
Selling, general and administrative	67,276	62,366	57,504
Research and development (3)	23,369	21,312	20,357

Total operating expenses (2)	90,645	83,678	77,861

Income from operations	99,540	45,026	78,195

Interest and other income, net	5,171	5,016	5,707

Income before income taxes	104,711	50,042	83,902
Provision for income taxes	42,323	21,900	32,720

Net lncome	$62,388	$28,142	$51,182

Earnings per share:
Basic	$1.65	$0.72	$1.32

Diluted (1)	$1.62	$0.72	$1.28

Shares used in computing earnings per share:
Basic	37,897	38,883	38,773

Diluted	38,557	39,336	39,980

(1)	The Company offered certain customers the opportunity to upgrade the da Vinci S Surgical Systems purchased during the first quarter of 2009 to the recently introduced da Vinci Si Surgical Systems, at a discount from the list price of the upgrade. These customers were also given the opportunity to return certain da Vinci S accessories in exchange for da Vinci Si accessories. The customers were given until June 30, 2009 to accept the offer. Excluding the deferral of $20.1 million associated with these offers, the total revenue and diluted earnings per share during the three months ended March 31, 2009 was $208.5 million and $1.02, respectively.

In the second quarter of 2009, the Company recognized $13.8 million of revenue originally deferred in the first quarter and associated with offers declined, upgrades completed or accessories delivered. Excluding the $13.8 million of revenue recognized, the total revenue and diluted earnings per share during the three months ended June 30, 2009 was $246.8 million and $1.40, respectively.

The remaining revenue deferred in the first quarter of $6.3 million is expected to be recognized by December 31, 2009.

(2)	Includes stock compensation expense of $3.6 million, $3.3 million and $2.9 million in total cost of revenue and $21.0 million, $19.4 million and $16.8 million in total operating expenses for the three months ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively.
(3)	Includes amortization of purchased intellectual property of $3.8 million, $3.5 million and $2.2 million in research and development expenses for the three months ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED SIX MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,
	2009	2008
Revenue:
Instruments & Accessories	$175,355	$135,473
Systems	193,041	215,258
Services	80,600	56,652

Total revenue (1)	448,996	407,383

Cost of revenue:
Products	100,808	94,888
Services	29,299	26,632

Total cost of revenue (2)	130,107	121,520

Gross profit	318,889	285,863

Operating expenses:
Selling, general and administrative	129,642	106,138
Research and development (3)	44,681	36,658

Total operating expenses (2)	174,323	142,796

Income from operations	144,566	143,067

Interest and other income, net	10,187	14,248

Income before income taxes	154,753	157,315
Provision for income taxes	64,223	61,352

Net lncome	$90,530	$95,963

Earnings per share:
Basic	$2.36	$2.48

Diluted (1)	$2.32	$2.40

Shares used in computing earnings per share:
Basic	38,390	38,677

Diluted	38,946	39,914

(1)	The Company offered certain customers the opportunity to upgrade the da Vinci S Surgical Systems purchased during the first quarter of 2009 to the recently introduced da Vinci Si Surgical Systems, at a discount from the list price of the upgrade. These customers were also given the opportunity to return certain da Vinci S accessories in exchange for da Vinci Si accessories. The customers were given until June 30, 2009 to accept the offer.

During the three months ended March 31, 2009, the Company had deferred $20.1 million of revenue associated with these offers. In the second quarter of 2009, the Company recognized $13.8 million of revenue associated with offers declined, upgrades completed or accessories delivered.

Excluding the remaining revenue deferred of $6.3 million as of June 30, 2009, the total revenue and diluted earnings per share during the six months ended June 30, 2009 was $455.3 million and $2.42, respectively. The remaining revenue deferred is expected to be recognized by December 31, 2009.

(2)	Includes stock compensation expense of $7.0 million and $5.2 million in total cost of revenue and $40.4 million and $29.1 million in total operating expenses for the six months ended June 30, 2009 and 2008, respectively.
(3)	Includes amortization of purchased intellectual property of $7.2 million and $3.3 million in research and development expenses for the six months ended June 30, 2009 and 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	6/30/2009	3/31/2009	12/31/2008
Cash, cash equivalents, and investments	$902,061	$821,683	$901,873
Accounts receivable, net	175,216	139,341	170,107
Inventory	59,247	64,383	63,460
Property and equipment, net	122,584	122,571	117,021
Goodwill	110,740	110,740	110,740
Deferred tax assets	53,423	47,823	45,357
Other assets	78,011	79,512	66,066

Total assets	$1,501,282	$1,386,053	$1,474,624

Accounts payable and other accrued liabilities	$140,589	$112,661	$128,606
Deferred revenue	89,509	98,272	79,252

Total liabilities	230,098	210,933	207,858
Stockholders’ equity	1,271,184	1,175,120	1,266,766

Total liabilities and stockholders’ equity	$1,501,282	$1,386,053	$1,474,624